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                                                                  Exhibit 4.6.11


                          AMENDMENT TO RIGHTS AGREEMENT


         AMENDMENT, dated as of January 8, 2002 (this "Amendment"), by and between SIRIUS SATELLITE RADIO INC., a Delaware corporation (the "Company"), and THE BANK OF NEW YORK, as rights agent (the "Rights Agent").

                                    RECITALS

         WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of October 22, 1997 (as heretofore amended, the "Rights Agreement");

         WHEREAS, the Company proposes to issue and sel1 up to 18,400,000 shares of its common stock, par value $.001 per share ("Common Stock"), in an underwritten public offering (the "Public Offering") through Lehman Brothers Inc., as underwriter ("Lehman");

         WHEREAS, Lehman Brothers Inc. has advised the Company that OppenheimerFunds, Inc and affiliates of OppenheimerFunds, Inc. (collectively, "Oppenheimer") has offered to purchase additional shares of Common Stock through Lehman in connection with the Public Offering;

         WHEREAS, under the terms of the Rights Agreement, unless the Rights Agreement is amended, Oppenheimer would become an "Acquiring Person," as defined in Section l(a) of the Rights Agreement, upon the purchase of such Common Stock through Lehman in connection with the Public Offering; and

         WHEREAS, the Board of Directors of the Company deems it desirable and in the best interests of the Company and its stockholders to amend the Rights Agreement to exclude Oppenheimer and its Affiliates and Associates (each as defined in the Rights Agreement), who would otherwise be deemed Beneficial Owners (as defined in the Rights Agreement) as a result of the purchase of additional shares of Common Stock through Lehman in connection with the Public Offering, from such definition of "Acquiring Person."

         Accordingly, the parties agree as follows:

         1. Amendment of Section 1(a) of the Rights Agreement. The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is amended by adding the following clause at the end of such Section 1(a):

         "; provided, further, that OppenheimerFunds, Inc. (hereinafter referred to as "Oppenheimer"), and any of the Affiliates or Associates of Oppenheimer that would otherwise be deemed to be Beneficial Owners of the Company's securities (such Affiliates and Associates, together with Oppenheimer, are hereinafter referred to as the "Oppenheimer Investors"), shall not be, or be deemed to be, Acquiring Persons solely by reason of the purchase or beneficial ownership by the Oppenheimer Investors of up to (but not more than) 20% of the outstanding Common Shares."




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         2. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

                            (Signature page follows)




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         EXECUTED as of the date set forth above.


                                          SIRIUS SATELLITE RADIO INC.



                                          By: /s/ Patrick L. Donnelly
                                              ----------------------------------
                                              Patrick L. Donnelly
                                              Executive Vice President, General
                                              Counsel and Secretary


                                          THE BANK OF NEW YORK



                                          By: /s/ Alexander Pabon
                                              ----------------------------------
                                              Alexander Pabon